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Contacts:	W. Randall Pittman	Susan A. Noonan
	Emageon Inc.	The SAN Group, LLC
	205-980-7551	212-966-3650

Emageon Reports Record Second Quarter Financial Results
Company Reports 53% Increase in Revenue and Net Income of $1.9 Million
BIRMINGHAM, AL – (July 28, 2005) - Emageon Inc. (NASDAQ:EMAG) today reported financial results for the quarter ended June 30, 2005.
Revenue for the second quarter ended June 30, 2005 was $18.6 million compared with $12.1 million in the second quarter of 2004, representing a 53% increase. Gross margin in the quarter ended June 30, 2005 was 51%, compared to 46% in the quarter ended June 30, 2004. For the quarter ended June 30, 2005, net income was $1.9 million, or $0.09 per share, an improvement over the net loss of $0.1 million in the quarter ended June 30, 2004. Second quarter revenue was a record for the Company, and the $1.9 million in net income represents Emageon’s first profitable quarter.
Revenue for the six months ended June 30, 2005 was $29.9 million, an increase of 55% over revenue of $19.2 million for the six months ended June 30, 2004. Gross margin in the six months ended June 30, 2005, was 43%, compared to 36% in the six months ended June 30, 2004. For the six months ended June 30, 2005, net loss was $2.9 million, or $(0.19) per share, an improvement over the net loss of $3.7 million in the six months ended June 30, 2004.
Cash flow used in operations for the six months ended June 30, 2005 was $3.2 million, due primarily to the net loss for the period and a $2.2 million decrease in deferred revenue. At June 30, 2005, Emageon had $62.6 million in cash, cash equivalents and marketable securities.
At June 30, 2005, Emageon had $125.9 million in contracted backlog, an increase of 17% over the $107.7 million in contracted backlog one year earlier, and an increase over the $118.2 million in backlog at December 31, 2004. Contracted backlog consists of minimum fees for contracted future installations and for the contracted support of existing and future installations.
“We continued to execute on our plan during the second quarter,” said Chuck Jett, Chairman and CEO of Emageon. “Our revenue continued to grow at a solid pace, our sales efforts resulted in a record backlog, our gross profit margin expanded, and I’m especially pleased that we turned the corner and became profitable.”
Emageon will host a conference call for investors on July 28, 2005 at 5:00 p.m. EDT to discuss these financial results. This call is being webcast by Thomson/CCBN and can be accessed at Emageon’s Web site at http://investor.emageon.com. The dial-in number for the call is 866-700-0133 (international 617-213-8831) and the pass code is 89961707. Replay is available from 8:00 p.m. EDT, July 28, 2005 until 11:59 p.m. EDT, August 8, 2005 at 888-286-8010 (international 617-801-6888) and pass code 93712127.
This press release contains forward-looking statements about Emageon which represent the Company’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this press release are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with its history of operating losses, the risk that it may not manage its growth effectively, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, its customers’ reliance on third party reimbursements, and the potential impact on its business of FDA regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 31, 2005. Emageon undertakes no obligation to update these forward-looking statements or any other information provided in this press release except as may be required by law.

About Emageon
Emageon provides an enterprise-level advanced visualization and infrastructure solution for the clinical analysis and management of digital medical images within multi-hospital networks, community hospitals and diagnostic imaging centers. Emageon’s web-enabled software provides physicians in multiple medical specialties with dynamic tools to manipulate and analyze images in two and three dimensions. With these tools physicians have the ability to better understand internal anatomic structure and pathology, which can improve clinical diagnoses, disease screening and therapy planning. Emageon’s open standards-based solution is designed to help customers improve staff productivity, automate complex medical imaging workflow, lower total cost of ownership and provide better service to physicians and patients.
Unaudited Statements of Operations
Dollars in Thousands Except Per Share Amounts

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
	2005	2004	2005	2004
Revenue:
System sales	$13,402	$8,761	$21,121	$13,670
Support services	5,168	3,356	8,785	5,564

Total revenue	18,570	12,117	29,906	19,234
Cost of revenue:
System sales	5,753	4,117	10,576	7,606
Support services	3,322	2,414	6,405	4,693

Total cost of revenue	9,075	6,531	16,981	12,299

Gross profit	9,495	5,586	12,925	6,935
Operating expenses:
Research and development	2,533	1,141	4,918	2,264
Sales and marketing	2,521	2,407	5,210	4,145
General and administrative	2,876	1,994	5,431	3,882

Total operating expenses	7,930	5,542	15,559	10,291

Operating income (loss)	1,565	44	(2,634)	(3,356)
Other income (expense):
Interest income	477	2	710	3
Interest expense	(142)	(190)	(994)	(383)

Total other income (expense)	335	(188)	(284)	(380)

Net income (loss)	$1,900	$(144)	$(2,918)	$(3,736)

Net income (loss) per share-basic and diluted	$0.09	$(0.06)	$(0.19)	$(1.52)

Basic weighted average common stock outstanding	20,027,621	2,521,496	15,707,591	2,476,072

Diluted weighted average common stock outstanding	21,690,667	2,521,496	15,707,591	2,476,072

The following table presents Emageon’s pro forma net loss per share, a non-GAAP financial measurement, calculated as if the initial public offering had been completed as of the beginning of each period presented. The table illustrates the adjustments made to the weighted average shares of common stock outstanding set forth above in order to determine the pro forma common shares outstanding for each period. The pro forma net loss per share presented for each period was calculated by dividing the net loss for such period set forth above by the pro forma common shares outstanding, determined as shown below.

	For the Six Months Ending June 30
	2005	2004
Weighted average shares outstanding	15,707,591	2,476,072
Effect of conversion of preferred stock	2,695,876	10,827,403
Effect of required exercise of warrants	133,529	537,082
Effect of issuance of escrowed common stock released upon completion of IPO	42,527	382,557
Effect of issuance of common stock in IPO (including overallotment shares)	1,446,133	5,750,000

Total pro forma shares outstanding	20,025,656	19,973,114

Pro forma net loss per share	$(0.15)	$(0.19)

Emageon believes that the pro forma net loss per share non-GAAP financial measure provides an additional meaningful measure of operating performance. By reflecting the Company’s current capital structure, Emageon believes the pro forma net loss per share calculation enhances an overall understanding of the Company’s current and historical financial performance, in light of its current capital structure. The Company also believes the inclusion of this non-GAAP financial measure enhances the consistency and comparability of reported financial results and will enable investors to more thoroughly evaluate current and future performance compared to past performance. However, this information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the Company’s operating and other financial information as determined under U.S. generally accepted accounting principles.